SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934





Filed by the Registrant  |X|     Filed by a Party other than the Registrant  |_|

Check the appropriate box:

     |_|  Preliminary Proxy Statement
     |_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     |X|  Definitive Proxy Statement
     |_|  Definitive Additional Materials
     |_| Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12





                           RELIV' INTERNATIONAL, INC.
                (Name of Registrant as Specified In Its Charter)





Payment of Filing Fee (check the appropriate box):

|X|  No Fee Required

                           RELIV' INTERNATIONAL, INC.
                      136 Chesterfield Industrial Boulevard
                          Chesterfield, Missouri 63005


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO
                             BE HELD ON MAY 24, 2001


To: Shareholders of Reliv' International, Inc.

     The Annual Meeting of the shareholders of Reliv' International, Inc. will be held at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri 63017, on Thursday, May 24, 2001, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

     1. To elect 12 directors to hold office during the year following the Annual Meeting or until their successors are elected (Item No. 1 on proxy card);

     2. To approve the adoption of the Reliv' International, Inc. 2001 Stock Option Plan (Item No. 2 on proxy card);

     3. To ratify the appointment of Ernst & Young LLP as auditors of the Company for 2001 (Item No. 3 on proxy card); and

     4. To transact such other business as may properly come before the meeting.

     The close of business on April 9, 2001, has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting.

     BY ORDER OF THE BOARD OF DIRECTORS


April 19, 2001
                                    ----------------------------------
                                    Stephen M. Merrick, Secretary

                             YOUR VOTE IS IMPORTANT

          It is important that as many shares as possible be represented at the Annual Meeting. Please date, sign, and promptly return the proxy in the enclosed envelope. Your proxy may be revoked by you at any time before it has been voted.

                           RELIV' INTERNATIONAL, INC.
                      136 Chesterfield Industrial Boulevard
                          Chesterfield, Missouri 63005



                                 PROXY STATEMENT


Information Concerning the Solicitation

     This statement is furnished in connection with the solicitation of proxies to be used at the annual shareholders meeting (the "Annual Meeting") of Reliv' International, Inc. (the "Company"), a Delaware corporation, to be held on Thursday, May 24, 2001. The proxy materials are being mailed to shareholders of record on April 19, 2001.

     The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

     The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The
Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Quorum and Voting

     Only shareholders of record at the close of business on April 9, 2001, are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 9,654,505 shares of Common Stock. Each share has one vote. A simple majority of the outstanding shares is required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. A simple majority of the shares present in person or by proxy at the Annual Meeting, at which a quorum is present, is required to elect directors and approve the Company's 2001 Stock Option Plan. Abstentions and withheld votes have the effect of votes against these matters. Broker non-votes (shares held of record by a broker for which a proxy is not given) will be counted for purposes of determining shares outstanding for purposes of a quorum, but will not be counted as present for purposes of determining the vote on any matter considered at the meeting.

     A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposals, the proxy will be voted "FOR" the nominees for directors contained in these proxy materials.

Stock Ownership by Management and Others

     The following table provides information concerning the beneficial ownership of Common Stock of the Company by each director and nominee for director, certain executive officers, and by all directors and officers of the Company as a group as of April 9, 2001. In addition, the table provides information concerning the beneficial owners known to the Company to hold more than 5 percent of the outstanding Common Stock of the Company as of April 9, 2001.


                                          Amount and nature of
         Name of beneficial owner        beneficial ownership(1)          Percent of class(1)(2)
         ------------------------        -----------------------          ----------------------

Robert L. and Sandra S. Montgomery(3)            2,558,791                        25.43%
Carl W. Hastings(4)                                840,247                         8.50%
David G. Kreher                                    288,784                         2.92%
Stephen M. Merrick(5)                              669,340                         6.80%
Donald L. McCain                                   381,053                         3.89%
Marvin W. Solomonson                               347,925                         3.59%
Thomas T. Moody                                    152,774                         1.58%
Thomas W. Pinnock III                               97,101                         1.00%
John B. Akin                                        40,880                          *
Donald E. Gibbons, Jr                              135,960                         1.39%
All Directors and Executive Officers
  as a (11 persons)                              5,512,855                        55.10%

*less than one percent


(1) In each case the beneficial owner has sole voting and investment power. The figures include the following number of shares of Common Stock for which an individual has the right to acquire beneficial ownership, within sixty (60) days from April 9, 2001, through the exercise of stock options: Mr.
     Montgomery - 408,857, Dr. Hastings - 232,288, Mr. Kreher - 221,034, Mr. Merrick - 194,250, Mr. McCain - 131,750, Mr. Solomonson - 35,500, Mr. Moody
     - 36,742,  Mr.  Pinnock  - 63,000,  Mr.  Akin - 40,000,  and Mr.  Gibbons -
     100,000.

(2) The calculation of percent of class is based upon the number of shares of Common Stock outstanding as of April 9, 2001.

                       (Footnotes continued on next page)

(3) Mr. Robert L. Montgomery is Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Ms. Montgomery is a director of the Company. The Montgomerys' mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

(4) Dr. Carl W. Hastings is Executive Vice President and a director of the Company. Dr. Hastings' mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

(5) Stephen M. Merrick is Senior Vice President, Secretary and a director of the Company. Mr. Merrick's mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

PROPOSAL ONE - ELECTION OF DIRECTORS

     Twelve directors will be elected at the Annual Meeting to serve for terms of one year expiring on the date of the Annual Meeting in 2002. Each director elected will continue in office until a successor has been elected. If a nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.

Information Concerning Nominees

     The following is information concerning nominees for election as directors of the Company. With the exception of Messrs. Vermeil and Stiles, each of such persons is presently a director of the Company.

     ROBERT L. MONTGOMERY, age 59, Chairman of the Board, Chief Executive Officer, President and Treasurer of the Company. Mr. Montgomery became Chairman of the Board of Directors and Chief Executive Officer of the Company on February 15, 1985, and President on July 1, 1985. Mr. Montgomery has been a director of the Company since 1985. Mr. Montgomery is also the President and a director of Reliv', Inc. and President and a director of Reliv' World Corporation, both wholly-owned subsidiaries of the Company. Mr. Montgomery was, from 1982 to July, 1985, President of Spectrum Foods, Inc., a corporation engaged in the development, manufacture and sale of specialized food products utilizing soy as a base. Mr. Montgomery, together with Dr. Carl W. Hastings, founded Spectrum Foods in 1981. From 1970 to 1980, Mr. Montgomery was the Executive Vice President of Modern Income Life Insurance Company and from 1965 to 1979 was an agent, manager and Vice President of Modern American Life Insurance Company. Mr. Montgomery received a B.A. degree in economics from the University of Missouri in Kansas City, Missouri in 1965.

     DR. CARL W. HASTINGS, age 59, Executive Vice President of Manufacturing and Product Development, Assistant Secretary and a director of the Company. Dr. Hastings has been employed by the Company since February, 1991, and became Executive Vice President of the Company on July 1, 1992. He has been a director of the Company since February, 1990. Dr. Hastings is also a director of Reliv', Inc. and Reliv' World Corporation. Dr. Hastings holds B.S. and M.S. degrees and a Ph.D. degree in food science from the University of Illinois. For more than the past 20 years, Dr.

Hastings has been engaged in a variety of employment and consulting capacities as a food scientist. From May, 1988 to December, 1990, Dr. Hastings was employed as President of Grove Country Foods, Inc. which was a principal supplier to Reliv', Inc.

     DAVID G. KREHER, age 48, Senior Vice President, Chief Operating Officer and Assistant Secretary of the Company. He is also Secretary and a director of Reliv', Inc. and Reliv' World Corporation. Mr. Kreher was employed by the Company in August, 1991, and became Senior Vice President on July 1, 1992. Mr. Kreher was named Chief Operating Officer in January, 2001. From 1988 to August, 1991, Mr. Kreher was owner and President of Creative Options Corporation in Washington, D.C., a firm that provided specialized advertising services. From 1981 to 1988, Mr. Kreher was Chief Operating Officer of Sandven Advertising & Marketing in Kansas City, Missouri. Mr. Kreher holds a B.S. degree in accounting from Southwest Missouri State University. Mr. Kreher has been a director of the Company since June 1, 1994. Mr. Kreher is the brother of Sandra S. Montgomery.

     STEPHEN M. MERRICK, age 59, Senior Vice President/Corporate and International Development, Secretary, General Counsel and a director of the Company since July 20, 1989; and Senior Vice President, Secretary and a director of Reliv', Inc. and Reliv' World Corporation. Mr. Merrick is also a principal of the law firm of Merrick & Klimek, P.C. of Chicago, Illinois, and has been engaged in the practice of law for over 30 years. Mr. Merrick has represented the Company and its subsidiaries since the founding of the Company. Mr. Merrick received a Juris Doctor degree from Northwestern University School of Law in 1966. Mr. Merrick is also Vice President and a director of CTI Industries Corporation (NASDAQ-CTIB).

     THOMAS W. PINNOCK III, age 50, independent distributor for Reliv', Inc. Mr. Pinnock has been an independent distributor for Reliv', Inc. since January 15, 1990. He has been a director of the Company since April 29, 1992. Mr. Pinnock was commissioned as a U.S. Army Officer in 1978 and commanded an armored company in the 1st Infantry Division. For a period of more than five years prior to the time he became a Reliv' distributor, Mr. Pinnock was a reporter for the Orlando Sentinal. Mr. Pinnock holds a B.A. degree from Valencia College, Orlando, Florida and studied journalism at the University of Florida and the Defense Department School of Journalism.

     THOMAS T. MOODY, age 42, independent distributor for Reliv', Inc. Mr. Moody has been an independent distributor for Reliv', Inc. since July, 1989. Mr. Moody received a B.A. degree from St. Mary's College in Winona, Minnesota in 1981. He has been a director of the Company since October 20, 1989.

     DONALD L. MCCAIN, age 57, has been a director of the Company since July 20, 1989, and is also a director of Reliv', Inc. and Reliv' World Corporation. Mr. McCain is the Chairman and co-owner of The Baughan Group Inc., formerly Robertson International Inc., a worldwide supplier and manufacturer of mining equipment and supplies with plants and facilities throughout the United States and South Africa. Mr. McCain acquired his interest in The Baughan Group in September, 1995. He is also Chairman and co-owner of Coal Age Incorporated, a mining equipment manufacturer and rebuilding company. He acquired his interest in Coal Age, Inc. in September, 1994. Mr. McCain co-founded G&T Resources, Inc., an owner and operator of nursing homes, in 1980 and was engaged in the management of that company until he sold his interest in September, 1994. Prior to that time, Mr. McCain privately invested in real estate and owned and operated Expertune, Inc., a company with two locations that specialized in fast oil changes. Mr. McCain was employed in the food processing industry for fifteen years. Most of that time was with Archer Daniels Midland Company as a manager of plant operations.

     JOHN B. AKIN, age 72, has been a director of the Company since June, 1986. Mr. Akin retired as Vice President, A.G. Edwards & Sons and resident manager of the Decatur, Illinois branch office in 1995. Mr. Akin had been associated with A.G. Edwards & Sons as a stock broker, manager and officer since April, 1973. Mr. Akin holds a B.A. degree from the University of Northern Iowa, Cedar Falls, Iowa.

     SANDRA S. MONTGOMERY, age 55, has been a director of the Company since April 29, 1992. For more than the past five years, Mrs. Montgomery has been engaged actively in the business of the Company. Mrs. Montgomery is also a director of Reliv', Inc. Sandra S. Montgomery and Robert L. Montgomery are husband and wife.

     MARVIN W. SOLOMONSON, age 48, has been a director of the Company since June 1, 1994. Mr. Solomonson is the manager of a bond offering for Midwest Central Holdings, L.L.C. Mr. Solomonson was the founder and owner of Solomonson Investment Services, engaged in the marketing of investments and insurance products, and operated that business from 1983 until he sold it in December, 1998, to pursue his current position. Since 1993, Mr. Solomonson has also served as President and Chief Executive Officer for the following corporations:
Superior Family Foods, Inc. and Service Contracts, Inc. dba Dealership Services.

     DICK VERMEIL, age 64, is Head Coach of the Kansas City Chiefs as of January 2001. He enters his 11th season as an NFL head coach in 2001. From 1997-1999, Mr. Vermeil coached the St. Louis Rams and guided that team to a win in Super Bowl XXXIV following the 1999 season. From 1976-1982, Mr. Vermeil led the Philadelphia Eagles as Head Coach, appearing in Super Bowl XV after the 1980 season. Mr. Vermeil served several stints and held three different positions (Offensive Coordinator, Special Teams Coach, Running Backs Coach) with the Los Angeles Rams in 1969 and during the 1971-1973 seasons. Mr. Vermeil also coached at the NCAA Division I collegiate level at Stanford University between 1965-1968 as an Assistant Coach and at UCLA in 1970 and 1974-1975 as Offensive Coordinator and Head Coach. Mr. Vermeil started his career coaching football at the high school and college levels between the years 1959-1964. Mr. Vermeil holds B.A. and M.A. degrees from San Jose State University.

     LYNN STILES, age 58, is Vice-President of Football Operations of the Kansas City Chiefs. Mr. Stiles, who served as Kansas City's Vice-President of Player Personnel from 1992-1996, spent three seasons (1997-1999) in St. Louis as that club's Vice-President of Football Operations, helping lead the Rams with Mr. Vermeil to a win in Super Bowl XXXIV. From 1987-1991, Mr. Stiles served in a number of positions (Special Teams Coach, Tight Ends Coach, Assistant Offensive Line Coach) with the San Francisco 49ers under head coaches Bill Walsh and George Siefert and won Super Bowls XXIII and XXIV in 1988 and 1989. From 1979-1986, Mr. Stiles worked in the Philadelphia Eagles organization, serving as Special Teams and Tight Ends Coach through 1981, and Director of Player Personnel from 1982-1986. Mr. Stiles was Head Coach at San Jose State from 1976-1978 and served as Assistant Head Coach and Defensive Coordinator for UCLA from 1970-1975. Mr. Stiles attended the University of Utah, earning all-academic and all-conference honors.

Executive Officers Other Than Nominees

     DONALD E. GIBBONS, JR., age 45, is Vice President of U.S. Sales of the Company. Mr. Gibbons was employed by the Company in June, 1991, and became Vice President of Finance. He became Vice President of Distributor Relations in 1992, and accepted the position of Vice President of U.S. Sales in June, 1994, a position he still holds. Mr. Gibbons was an executive correspondent for the governor of Illinois 1974-1976. From 1978 to 1990, Mr. Gibbons was a journeyman electrician with I.B.E.W. Local 193. In 1981, Mr. Gibbons, with his wife Elizabeth, became an independent distributor in a network marketing company and operated that home business for 5 years. Mr. Gibbons received a B.A. degree in accountancy from the University of Illinois, Springfield, graduating with highest honors.

Committees of the Board of Directors

     The Company's Board of Directors has standing Management, Compensation, and Audit Committees. The Company has no standing nominating committee.

     The Management Committee is composed of Mr. Montgomery, Dr. Hastings, Mr. Kreher, Mr. McCain and Mr. Merrick. The Management Committee has all of the authority of the Board of Directors during the interim periods between Board meetings, except for certain specified powers that are stated in the Company bylaws. The Management Committee met 10 times during 2000.

     The Compensation Committee is composed of Mr. McCain, Mr. Merrick and Mr. Akin. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation of officers and key employees of the Company. The Compensation Committee met 2 times during 2000.

     As of June, 2000, the Company has a standing Audit Committee which is composed of Mr. McCain, Mr. Akin and Mr. Solomonson. The Audit Committee held 2 meetings during fiscal year 2000, as well as met quarterly to discuss with management the Company's financial statements. Each appointed member of the Committee satisfies the definition of "independent" as defined by Nasdaq Marketplace Rule 4460(d)(2). The Company's Board of Directors has adopted a written charter for the Audit Committee as provided in Appendix A. The Audit Committee reviews and makes recommendations to the Company about its financial reporting requirements. Information regarding the functions performed by the Committee is set forth in the "Report of the Audit Committee," included in this Annual Proxy Statement below.

     The Board of Directors met 4 times during 2000. No director attended less than 75% of the combined Board of Director and Committee meetings.

Executive Compensation

     The following table sets forth a summary of the compensation paid during the last three fiscal years to the Chief Executive Officer of the Company and to each of the four most highly compensated officers of the Company who were officers of the Company at December 31, 2000, and any executive officer who left during the last fiscal year who would have been included in this group (the "Named Executives").

                                            SUMMARY COMPENSATION TABLE
                                                                                 Long-Term
                                                                                Compensation
                                             Annual Compensation                  Awards
                                   ----------------------------------------     ------------
                                                 Salary          Bonus            Options/            All other
Name and Principal Position        Year            ($)            ($)              SARs(#)           compensation
                                                                                                          ($)
------------------------------------------------------------------------------------------------------------------
Robert L. Montgomery               2000        $546,238              --              --              $99,893(8)
Chief Executive Officer            1999        $589,073              --           450,800(5)         $12,646(9)
and President                      1998        $642,625              --            75,000(7)         $16,160(10)


Carl W. Hastings                   2000        $309,719              --              --              $39,690(8)
Executive Vice President           1999        $334,010              --           245,600(5)         $ 9,533(9)
                                   1998        $364,375              --            65,000(7)         $44,495(10)


David G. Kreher                    2000        $225,250           $76,824(1)         --              $19,583(8)
Senior Vice President and Chief    1999        $242,917              --           208,600(5)         $ 6,870(9)
Operating Officer                  1998        $265,000              --            55,000(7)         $32,935(10)


Donald E. Gibbons, Jr              2000        $175,000           $23,488(2)         --              $11,708(8)
Vice President of U.S. Sales       1999        $175,000           $ 3,000(4)       50,000(6)         $ 6,790(9)
                                   1998        $175,000           $ 5,000(4)         --              $ 7,673(10)


Steven D. Albright                 2000        $105,000           $ 6,150(3)         --              $ 5,721(8)
Controller                         1999        $ 95,000           $ 3,000(4)       20,000(6)         $ 3,209(9)
                                   1998        $ 94,167           $ 5,000(4)         --              $ 2,998(10)

---------------------
(1) Reflects bonus payments totaling $40,299 pursuant to a worldwide sales incentive program based on worldwide sales volume plus a bonus of $36,525 related to Mr. Kreher's management of the manufacturing operations of the Company.

(2) Reflects bonus payments totaling $22,488 pursuant to a U.S. sales incentive program based on U.S. sales volume plus a $1,000 year-end bonus.

(3) Reflects bonus payment totaling $5,150 pursuant to a worldwide sales incentive program based on worldwide sales volume plus a $1,000 year-end bonus.

(4)  Reflects year-end bonus.

(5) Non-qualified and incentive stock options issued on December 15, 1999, pursuant to the Company's 1999 Stock Option Plan (See Option/SAR Grants table below).

(6) Incentive stock options issued on December 15, 1999, pursuant to the Company's 1999 Stock Option Plan (See Option/SAR Grants table below).

(7) Incentive stock options issued on December 30, 1998, pursuant to the Company's 1995 Stock Option Plan. For Mr. Montgomery, these options are exercisable for 21,174 shares on January 1, 2000; an additional 26,913 shares on January 1, 2001; and the remaining 26,913 shares on January 1, 2002. For Dr. Hastings, these options are exercisable for 21,667 shares on issuance; an additional 21,667 shares on December 30, 1999; and the remaining 21,666 shares on December 30, 2000. For Mr. Kreher, the options are exercisable for 18,333 shares on issuance; an additional 18,333 shares on December 30, 1999; and the remaining 18,334 shares on December 30, 2000. For Mr. Merrick, these options are exercisable for 13,333 shares on issuance; and additional 13,333 shares on December 30, 1999; and the remaining 13,334 shares on December 30, 2000.

(8) Includes the value of cash contributions by the Company to the Reliv' International, Inc. 401(k) Plan, a defined contribution plan, of $7,500 for each of Messrs. Montgomery, Hastings, Kreher and Gibbons and $3,938 for Mr. Albright. Also includes the portion of premiums paid by the Company on life insurance policies on each executive's life attributable to the death benefit which each executive's estate is entitled to. The allocated portion of premium paid was $6,804 for Mr. Montgomery, $2,245 for Dr. Hastings, $675 for Mr. Kreher and $643 for Mr. Gibbons. (See "Employment Agreements".) The total also includes the taxable fringe benefit on the cashless exercise of stock options on December 1, 2000. The value realized upon exercise was $85,589 for Mr. Montgomery, $29,945 for Dr. Hastings, $11,408 for Mr. Kreher, $3,565 for Mr. Gibbons, and $1,783 for Mr. Albright.

(9) Includes the value of cash contributions by the Company to the Reliv' International, Inc. 401(k) Plan, a defined contribution plan of $6,250 for each of Messrs. Montgomery, Kreher and Gibbons, $7,500 for Dr. Hastings, and $2,969 for Mr. Albright. Also includes the portion of premiums paid by the Company on life insurance policies on each executive's life attributable to the death benefit which each executive's estate is entitled to. The allocated portion of premium paid was $6,396 for Mr. Montgomery, $2,033 for Dr. Hastings, $620 for Mr. Kreher, $540 for Mr. Gibbons and $240 for Mr. Albright. (See "Employment Agreements.")

(10) Includes the value of cash contributions by the Company to the Reliv' International, Inc. 401(k) Plan, a defined contribution plan, of $7,500 for each of Messrs. Montgomery, Hastings, Kreher and Gibbons and $2,825 for Mr. Albright. Also includes portion of premiums paid by the Company on life insurance policies on each executive's life attributable to the death benefit which each executive's estate is entitled to. The allocated portion of premium paid was $8,660 for Mr. Montgomery, $2,620 for Dr. Hastings, $435 for Mr. Kreher and $173 for each of Messrs. Gibbons and Albright. (See "Employment Agreements".) Also includes contributions to the Company's Supplemental Executive Retirement Plan of $34,375 for Dr. Hastings and $25,000 for Mr. Kreher.

     The Company has never granted any stock appreciation rights. During the period from January 1, 1997 to December 31, 2000, there have been no awards or payments made for long term incentive compensation and there have been no restricted stock awards to any of the Named Executives.

     During fiscal year ended December 31, 2000, the Company granted no options to purchase the Company's Common Stock to the Named Executives. The following table provides information related to options to purchase the Company's Common Stock exercised by the Named Executives during the fiscal year ended December 31, 2000, and the number and value of such options held as of the end of such fiscal year:

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                   Number of securities underlying   Value of unexercised in-
                           Shares         Value     unexercised options/SARs at       the-money options/SARs
                         acquired on    realized             year end (#)             at fiscal year end ($)
        Name             exercise (#)     ($)         exercisable/unexercisable      exercisable/unexercisable
        ----             ------------   --------   -------------------------------   -------------------------

Robert L. Montgomery       52,718       $ 88,962         328,857/196,943              $374.63/2,125.38(1)
Carl W. Hastings           23,955       $ 40,424         232,288/ 78,312              $7,711.00/9,789.00(1)
David G. Kreher             9,125       $ 15,398         221,034/ 42,566              $10,304.25/$5,320.75(1)
Donald E. Gibbons, Jr.      2,851       $  4,811         100,000/0                    $6,250.00/0(1)
Steven D. Albright          1,425       $  2,405          25,000/0                    $2,500.00/0(1)

----------------------
(1) The value of unexercised in-the-money options is based on the difference between the exercise price and the fair market value of the Company's Common Stock on December 29, 2000.

Report of the Audit Committee

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditor's independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

     The Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as the Company's independent auditors.

Donald L. McCain, Audit Committee Chair

John B. Akin, Audit Committee Member

Marvin W. Solomonson, Audit Committee Member

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors of the Company is composed of three members of the Board of Directors. The Compensation Committee is responsible for establishing the standards and philosophy of the Board of Directors regarding executive compensation, for reviewing and evaluating executive compensation and compensation programs, and for recommending levels of salary and other forms of compensation for executives of the Company to the Board of Directors. The full Board of Directors of the Company is responsible for setting and administering salaries, bonus payments and other compensation awards to executives of the Company.

     Compensation Philosophy

     The philosophy of the Compensation Committee, and of the Board of Directors
of  the  Company,   regarding  executive  compensation  includes  the  following principal components:

     o To attract and retain quality executive talent, which is regarded as critical to the long and short term success of the Company, in substantial part by offering compensation programs which provide attractive rewards for successful effort.

     o    To  provide  a  reasonable  level  of  base   compensation  to  senior
          executives and to provide annual incentive compensation based on the success and profitability of the Company.

     o To create a mutuality of interest between executive officers of the Company and shareholders through long-term compensation structures, particularly stock option programs, so that executive officers share the risks and rewards of strategic-decision making and its effect on shareholder value.

     The Compensation Committee has recommended, and the Board of Directors has determined, to take appropriate action to comply with the provisions of Section 162(m) of the Internal Revenue Code so that executive compensation will be deductible as an expense to the fullest extent allowable.

     The Company's executive  compensation program consists of two key elements:
(i) an annual component consisting of base salary and annual bonus and (ii) a long-term component, principally stock options.

     Annual Base Compensation

     The Compensation Committee recommends annual salary levels for each of the Named Executives, and for other senior executives of the Company, to the Board of Directors. The recommendations of the Compensation Committee for base salary levels for senior executives of the Company are determined annually, in part, by evaluating the responsibilities of the position and examining market compensation levels and trends for similar positions in the marketplace.

     Additional factors which the Compensation Committee considers in recommending annual adjustments to base salaries include: results of operation of the Company, sales, shareholder returns, and the experience, work-performance, leadership and team building skills of each executive. The Company receives information from the Chief Executive Officer with regard to these matters. While each of these factors is considered in relatively equal weight, the Compensation Committee does not utilize performance matrices or measured weightings in its review. Each year, the Compensation Committee conducts a structured review of base compensation of senior executives with input from the Chief Executive Officer.

     Three of the senior executives of the Company are employed under Employment Agreements with the Company which provide a minimum base salary: Robert L. Montgomery, Carl W. Hastings and David G. Kreher. Over the period 1995 through 1998, the Company experienced increases in sales and profits and the base salary levels of each of these executives was increased over this time to levels above the minimums provided in their respective Agreements. In mid-1999, in light of the results of operation for the first six months of the year, on the recommendation of the Compensation Committee and with the agreement of each of these executives, the annualized rate of the base salaries of these executives was reduced by 20%. In mid-2000, on the recommendation of the Compensation Committee and in light of improved results for the year to date, the annualized rate of the base compensation of these three executives was increased by one-half of the amount of the reduction taken in 1999.

     Annual Incentive Compensation.

     In March 1994, the Compensation Committee recommended the adoption of a 1994 Annual Incentive Compensation Plan (the "1994 Plan"). The 1994 Plan was adopted by the Board of Directors on April 13, 1994, to be effective for 1994 and subsequent years, and supersedes all prior incentive compensation plans. The purpose of the 1994 Plan is to provide competitive rates of incentive compensation to executive officers of the Company for accomplishing periodic financial objectives. Under the 1994 Plan, incentive compensation measured as a percentage of base compensation will be paid to participants based upon achieving specific objectives. The performance criterion for each executive will vary and include both corporate and individual results. The criterion may include profits, return on average equity, sales and expense control and may include other measures. The measures selected for each executive will reflect the Company's business objectives which the individual can directly affect.

     Target performance levels for each measure of performance are recommended by the Compensation Committee and approved by the Board of Directors. The target performance levels will be based upon historic patterns of Company performance and strategic objectives. Under the 1994 Plan, incentive compensation is limited to a percentage of each executive's base salary.

     No incentive compensation was earned or paid under the 1994 Plan for 2000. For certain executives, an incentive program based on sales volume was approved for 2000 and three of the Named Executives -- David G. Kreher, Donald E. Gibbons, Jr. and Steven D. Albright -- received incentive compensation under this program. Mr. Kreher also received incentive compensation related to his management of the manufacturing operations of the Company under an incentive program recommended by the Compensation Committee.

     Long-Term Component - Stock Options

     The long-term component of compensation provided to executives of the Company has been in the form of stock options. The Compensation Committee has recommended to the Board of Directors that a significant portion of the total compensation to executives be in the form of incentive stock options. Stock options are granted with an exercise price equal to or greater than the fair market value of the Company's Common Stock on the date of the grant. Stock options are exercisable between one and ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long-term since the full benefit of the compensation package for an executive cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a specified number of years.

     The magnitude of the stock option awards is determined annually by the Compensation Committee and the Board of Directors. Generally, the relative number of options granted to an executive has been based on the relative salary level of the executive.

     On December 4, 1995, options to purchase 220,000,  92,400,  70,400,  11,000 and 5,500 shares of the Company's Common Stock were granted to Messrs. Montgomery, Hastings, Kreher, Gibbons, and Albright, respectively, under the 1995 Stock Option Plan (the "1995 Plan"). These options expired on December 4, 2000. On December 18, 1997, options to purchase 50,000 and 5,000 shares of the Company's Common Stock were granted to Messrs. Gibbons and Albright, respectively. On December 30, 1998, options to purchase 75,000, 65,000, and 55,000 shares of the Company's Common Stock were issued to Messrs. Montgomery, Hastings, and Kreher, respectively. On December 15, 1999, options to purchase 200,000, 140,000, 125,000, 50,000 and 20,000 shares of the Company's Common
Stock were granted to Messrs. Montgomery, Hastings, Kreher, Gibbons and Albright, respectively, under the 1999 Stock Option Plan (the "1999 Plan"). In addition to the incentive stock options that were issued in 1999, non-qualified stock options to purchase 250,800, 105,600, and 83,600 shares of the Company's Common Stock were granted in 1999 to Messrs. Montgomery, Hastings, and Kreher, respectively, to replace incentive stock options that were previously issued in 1994 and expired in December 1999 unexercised. These options were issued as part of the overall compensation plan for these executives. At present, options have been granted under the Company's 1999 Plan to purchase substantially all of the shares of Common Stock authorized for issuance under the 1999 Plan.

     CEO Compensation

     The Compensation Committee utilizes the same standards and methods for recommending annual base compensation for the Chief Executive Officer of the Company as it does for other senior executive officers of the Company.

     In 1997, the Company entered into an Employment Agreement with Robert L. Montgomery, Chief Executive Officer of the Company, providing that Mr. Montgomery's base annual compensation would not be less than $485,000. During the period 1996 through 1998, the Company experienced increasing sales and profits and Mr. Montgomery's base annual compensation was increased to $642,625 in 1998. During mid-1999, in light of results of operation of the Company through June 30, 1999, the Compensation Committee recommended, and Mr. Montgomery agreed, along with other senior executive officers of the Company, to reduce his annual rate of compensation by 20% for the balance of 1999, resulting in an overall annual base compensation during 1999 of $589,073. In mid-2000, the annualized base rate of Mr. Montgomery's compensation was increased by one-half of the amount of the reduction taken in 1999. In 2000, no annual incentive compensation was paid to Mr. Montgomery.

     The Compensation Committee recommended that Mr. Montgomery (and other senior executives of the Company), receive incentive stock options, consistent with observed market practices, so that a significant portion of his total compensation will be based upon, and consistent with, returns to shareholders. Mr. Montgomery was granted incentive options to purchase up to 200,000 shares of the Company's Common Stock in 1999 and 75,000 shares in 1998. In addition, Mr. Montgomery was granted non-qualified stock options to purchase up to 250,800 shares of the Company's Common Stock in 1999 to replace incentive stock options that had expired unexercised. In 2000, no stock options were granted to Mr. Montgomery by the Company.

                              Compensation Committee:
                              Donald L. McCain, John B. Akin, Stephen M. Merrick

Compensation Committee Interlocks and Insider Participation

     Stephen M. Merrick, a member of the Compensation Committee, is a Senior Vice President of the Company. Mr. Merrick is a principal of the law firm of Merrick & Klimek, P.C., which has served as General Counsel to the Company and its subsidiaries since December 1, 1998. During the year ended December 31, 2000, the aggregate amounts paid or incurred by the Company to Merrick & Klimek, P.C. for services to the Company and its subsidiaries was $269,000.

Comparative Stock Price Performance Graph

     The following graph compares, for the period January 1, 1996 to December 31, 2000, the cumulative total return (assuming reinvestment of dividends) on the Company's Common Stock with (i) NASDAQ Stock Market Index (U.S.) and (ii) a peer group including the following companies: Herbalife International, Inc., Nature's Sunshine Products, Inc., Nutrition For Life International, Inc., Rexall Showcase International, Inc. and USANA Health Sciences, Inc. The peer group consists of other companies marketing nutritional products through direct sales. The graph assumes an investment of $100 on January 1, 1996, in the Company's Common Stock and each of the other investment categories.

                           TOTAL SHAREHOLDER RETURNS

              [THE FOLLOWING CHART IS REPRESENTED BY A LINE GRAPH]


                                        ANNUAL RETURN PERCENTAGE
                                        Years Ending

Company Name / Index                  Dec96      Dec97      Dec98     Dec99      Dec00
------------------------------------------------------------------------------------------
RELIV INTERNATIONAL INC                 195.24     -46.96    -30.80     -49.75      21.24
NASDAQ US INDEX                          23.04      22.48     41.02      85.85     -39.82
PEER GROUP                               94.96      36.50    -45.05     -23.78     -39.80


                                      INDEXED RETURNS
                             Base     Years Ending
                            Period
Company Name / Index        Dec95     Dec96      Dec97      Dec98     Dec99      Dec00
------------------------------------------------------------------------------------------
RELIV INTERNATIONAL INC      100        295.24     156.60    108.37      54.46      66.03
NASDAQ US INDEX              100        123.04     150.69    212.51     394.94     237.68
PEER GROUP                   100        194.96     266.11    146.24     111.47      67.10



Peer Group Companies
--------------------------------------------------------------------------------
ADVANCED NUTRACEUTICALS INC (FORMERLY NUTRITION FOR LIFE INTL)
HERBALIFE INTL INC  -CL A
NATURES SUNSHINE PRODS INC
REXALL SUNDOWN INC
USANA HEALTH SCIENCES INC



     The historical stock prices of the Company's Common Stock shown on the above graph is not necessarily indicative of future price performance.

     On March 8, 1993, the Company's Common Stock was listed on The Emerging Company Marketplace of the American Stock Exchange (AMEX) and, in July 1993, graduated to the main board of the AMEX. On September 6, 1996, the Company moved the listing of its Common Stock to the NASDAQ National Market Tier of the NASDAQ Stock Market. Per share value as of December 31, 1995, 1996, 1997, 1998, 1999 and 2000 is based on the Common Stock's closing price as of such date.

     The information under this heading and under the heading "Compensation Committee Report on Executive Compensation" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy
Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

Employment Agreements

     In June, 1997, the Company entered into an Employment Agreement with Robert
L. Montgomery replacing a prior agreement. The Agreement is for a term of six years commencing on January 1, 1997, and provides for Mr. Montgomery to receive base annual compensation during the term of not less than $485,000. Mr. Montgomery is also to participate in the annual incentive compensation and the long-term incentive compensation plans of the Company adopted in April, 1994, the Company's stock option plan and such other compensation plans as the Company may from time to time have for executives of the Company. In the event of Mr. Montgomery's death during the term of the Agreement, payments equal to his total compensation under the Agreement will be made to his heirs for a period of six months. The Agreement also allows Mr. Montgomery the option, upon reaching age 60, to reduce his level of service to the Company by approximately one-half with a corresponding decrease in position and compensation. Mr. Montgomery also has the option upon reaching age 60 to terminate his active service, and continue in a consulting capacity. The term of the consulting period shall be 10 years and Mr. Montgomery will receive approximately 20% of his prior annual compensation as a consulting fee. The Agreement includes the obligation of Mr. Montgomery to maintain the confidentiality of confidential information of the Company and contains a covenant of Mr. Montgomery not to compete with the Company.

     In June, 1997, the Company entered into an Employment Agreement with Dr. Hastings replacing a prior agreement. The Agreement is for a period of six years commencing on January 1, 1997, and provides for Dr. Hastings to receive base annual compensation during the term of not less than $275,000. Dr. Hastings is also to participate in the annual incentive compensation and long-term incentive compensation plans of the Company adopted in April, 1994, the Company's stock option plan and such other compensation plans as the Company may from time to time have for executives of the Company. In the event of Dr. Hastings' death during the term of the Agreement, payments equal to his total compensation under the Agreement will be made to his heirs for a period of six months. The Agreement also allows Dr. Hastings the option, upon reaching age 60, to reduce his level of service to the Company by approximately one-half with a corresponding decrease in position and compensation. Dr. Hastings also has the option upon reaching age 60 to terminate his active service, and continue in a consulting capacity. The term of the consulting period shall be 10 years and Dr. Hastings will receive approximately 20% of his prior annual compensation as a consulting fee. The Agreement includes the obligation of Dr. Hastings to maintain the confidentiality of confidential information of the Company and to assign to the Company any and all inventions made or conceived by him during the term of the agreement and a covenant of Dr. Hastings not to compete with the Company.

     In April, 1994, the Company entered into an Employment Agreement with David
G. Kreher, Senior Vice President and Chief Operating Officer, effective from January 1, 1994. The initial term of the Agreement expired December 31, 1996, thereafter automatically renewing for one year terms. The Agreement provides for Mr. Kreher to receive base annual compensation of not less than $125,000. Mr. Kreher is also to participate in the annual incentive compensation and long-term incentive compensation plans of the Company adopted in April, 1994, the Company's stock option plan and such other compensation plans as the Company may from time to time have for executives of the Company. In the event of Mr. Kreher's death during the term of the Agreement, payments equal to his total compensation under the Agreement will be made to his heirs for a period of six months. The Agreement includes the obligation of Mr. Kreher to maintain the confidentiality of confidential information of the Company.

     In March, 1997, the Company entered into Split Dollar Agreements with Robert L. Montgomery, Carl W. Hastings, David G. Kreher, Donald E. Gibbons, Jr. and Steven D. Albright, whereby the Company pays the premiums on life insurance policies covering these executive's lives. Upon the death of an executive, the Company shall be entitled to receive the greater of (i) one-third of the insurance proceeds, (ii) the cash surrender value of the policy and (iii) the total premiums paid under the policy, with the executive receiving the balance of the insurance proceeds. On termination of the Agreement prior to an executive's death, the executive shall have the right to purchase the policy for the greater of (i) the cash surrender value of the policy and (ii) the total premiums paid under the policy. The policy amounts are $3,124,000 for Mr. Montgomery, $1,770,000 for Dr. Hastings, $750,000 for each of Messrs. Kreher and Gibbons, and $500,000 for Mr. Albright.

     In March, 1997, the Company entered into Salary Continuation Plan Agreements with David G. Kreher, Donald E. Gibbons Jr. and Steven D. Albright. The Agreements provide for continuation of these executive's salaries upon termination of employment or retirement, after these executives have reached the age of 55 and have been employed by the Company for 15 years. Salary continuation payments are also made in the event the executive is terminated prior to reaching these thresholds for other than cause as defined in the Agreements. Payments are to be made for a period of 10 years and the amount of the payments are based on the executive's age at time of retirement or termination of employment.

Compensation of Directors

     Members of the Board of Directors who were not employees of the Company received $900 per attendance at meetings of the Board of Directors and Committees thereof. Members of the Management Committee who were not employees of the Company also received compensation of $1,000 per month for their services and $2,000 per attendance at meetings of the Board of Directors or any Committees of the Board. On any date at which a Board member attends more than one meeting of the Board or Committee of the Board, the attendance fee is 150% of the basic attendance fee. In addition to the options issued to the Named Executives as described above, during fiscal 2000 options were issued to Mr. McCain (50,000 shares).

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the NASDAQ Stock Market. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5's were required, the Company believes that during calendar year 2000, all Section 16(a) filing requirements applicable to the officers, directors and ten percent beneficial owners were complied with.

Board of Directors Affiliations and Related Transactions

     As of December 31, 2000, Mr. Montgomery owed the Company $59,250 as a balance remaining on advances of incentive compensation. During 2000, the highest balance owed to the Company was $164,250. This balance was comprised of a loan for $75,000 taken out against a corporate life insurance policy and a balance of $89,250 on the incentive compensation overpayment. During 2000, the insurance loan was repaid and $30,000 was repaid towards the incentive compensation advance.

     No other executives had a balance due to the Company in excess of $60,000 during the year.

PROPOSAL TWO -APPROVAL OF THE 2001 STOCK OPTION PLAN

General

     In the opinion of the Board of Directors, the Company and its stockholders will benefit substantially from having certain officers and key employees acquire shares of the Company's Common Stock pursuant to options granted under the Company's 2001 Stock Option Plan. Such options, in the opinion of the Board, will be a highly effective incentive, and will create a commonality of purpose between the Company's officers and key employees and its shareholders with respect to the Company's strategies for profitable growth and share-value appreciation. In the opinion of the Board, the Company's ability to provide these stock options to its officers and other key employees in the future will benefit the Company's long-term financial performance. In addition, the Board believes the interests of the Company would be served if options could be granted to consultants, advisors and other individuals who can contribute to the success of the Company's business. The Board of Directors previously adopted the Company's 1999 Stock Option Plan. Virtually all of the 1,000,000 shares of Common Stock that were authorized for issuance under that plan have been exhausted. Accordingly, the Board of Directors believes it is in the Company's best interests to adopt a new stock option plan which, if adopted, will authorize the Company to award stock options to its officers and other key employees and permit the Company to offer options pursuant to the plan to certain consultants and advisors.

The Plan and Participants

     On March 22, 2001, the Board of Directors approved for adoption the 2001 Stock Option Plan (the "Plan") which enables the Company to grant "incentive stock options," as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options. The Plan authorizes the grant of options to purchase up to an aggregate of 1,000,000 shares of the Company's Common Stock, to (i) officers and other full-time salaried employees of the Company and its subsidiaries with managerial, professional or supervisory responsibilities and (ii) consultants and advisors who render bona fide services to the Company and its subsidiaries, in each case, where the Committee determines that such officer, employee, consultant or advisor has the capacity to make a substantial contribution to the success of the Company. As used herein with respect to the Plan, references to the Company include subsidiaries of the Company.

     The purposes of the Plan are to enable the Company to attract and retain persons of ability as officers and other key employees with managerial, professional or supervisory responsibilities, to retain able consultants and advisors, and to motivate such persons to use their best efforts on behalf of the Company by providing them with an equity participation in the Company. The full text of the Plan is set forth in Appendix B hereto, and the following description is qualified in its entirety by reference to Appendix B.

     The Plan will be administered by the Company's Board of Directors or a Committee, which will be appointed by the Company's Board of Directors and must consist of two or more members of the Board of Directors, each of whom must be a non-employee Director within the meaning of

Rule 16b-3 under the Securities Exchange Act of 1934. Under the terms of the Plan, the Committee will have the authority to determine, subject to the terms and conditions of the Plan, and the persons to whom options are granted, the number of options granted to each optionee and the terms and conditions of each option, including its duration.

     The Plan can be amended, suspended, reinstated or terminated by the Board of Directors; provided, however, that without approval of the Company's shareholders, no amendment shall be made which (i) increases the maximum number of shares of Common Stock which may be subject to stock options granted under the Plan, except for specified adjustment provisions, (ii) extends the term of the Plan (iii) increases the period during which a stock option may be exercised beyond ten years from the date of the grant, (iv) materially increases the benefits accruing to optionees under the Plan, (v) materially modifies the requirements as to eligibility for participation in the Plan or (vi) will cause stock options granted under the Plan to fail to meet the requirements of Rule 16(b)-3. Unless previously terminated by the Board of Directors, the Plan will terminate on March 22, 2011, and no additional options may be granted under the Plan after that date.

Option Terms and Grants

     Stock options may be granted to purchase Common Stock under the Plan at not less than the fair market value of the shares as of the date of grant (or 110% of fair market value in the case of incentive stock options granted to any officer or employee holding in excess of 10% of the combined voting power of all classes of the Company's Common Stock as of the date of grant). No optionee may be granted incentive stock options under the Plan to purchase Common Stock having a fair market value (determined as of the date of grant) which exceeds $100,000 with respect to incentive stock options which are exercisable for the first time by such optionee in any calendar year, under all stock option plans of the Company as of the date of grant. The maximum number of shares for which options may be issued to an employee of the Company during any calendar year may not exceed 100,000. Other than the limitations set forth above, there is no limitation on the number of non-qualified stock options which may be granted to any optionee pursuant to the Plan.

     Incentive stock options may be granted for a term of up to five years in the case of optionees who own in excess of 10% of the combined voting power of all classes of the Company's Common Stock and up to ten years, in the Committee's sole discretion, in the case of all other optionees. Non-qualified stock options may be granted for a term of up to ten years.

     The Plan provides that if a stock option or portion thereof expires or is terminated, canceled or surrendered for any reason without being exercised in full, the unpurchased shares of Common Stock which were subject to such stock option or portion thereof shall be available for future grants of stock options under the Plan.

     Pursuant to the terms of the Plan, the option price for all options must be paid in cash, by check, bank draft or money order, with Common Stock of the Company owned by the optionee and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares to be so purchased, or a combination thereof.

     As of the date hereof, no options have been granted pursuant to the Plan.

     Options granted pursuant to the Plan will not be assignable or transferable except by will or the laws on intestate succession. Options acquired pursuant to the Plan may be exercised by the optionee (or the optionee's legal representative) only while the optionee is employed by the Company, or within six months after termination of employment due to a permanent disability, or within three months after termination of employment due to retirement. The executor or administrator of a deceased optionee's estate or the person or persons to whom the deceased optionee's rights thereunder have passed by will or by the laws of descent or distribution shall be entitled to exercise the option within the sixth months after the decedent's death. Options expire immediately in the event an optionee is terminated with or without cause or resigns; provided, however, in the event the Company terminates the employment of an optionee who at the time of such termination was an officer of the Company and had been continuously employed by the Company during the two year period immediately preceding such termination, for any reason except "good cause" (as defined in the Plan), each stock option held by such optionee (which had not then previously lapsed or terminated and which had been held by such optionee for more than six (6) months prior to such termination) shall be exercisable for a period of three months after such termination to the extent otherwise exercisable during that period. All of the aforementioned exercise periods set forth in this paragraph are subject to the further limitation that an option shall not, in any case, be exercisable beyond its stated expiration date.

     The purchase price and the number and kind of shares that may be purchased upon exercise of options granted pursuant to the Plan, and the number of shares which may be granted pursuant to the Plan, are subject to adjustment in certain events, including stock splits, recapitalization and reorganizations.

Federal Tax Aspects of the Plan

     Set forth below is a general summary of the federal income tax consequences associated with the Plan.

     An employee will not be deemed to have received income upon the grant of an incentive stock option or, except as noted below, upon the exercise of such option. Unless shares acquired upon exercise are disposed of within two years of the date of grant or within one year of exercise, upon the sale of such shares, the optionee will generally recognize capital gain or loss measured by the difference between the amount realized on the sale and the price paid for the shares. If a sale is made prior to either of such dates, an optionee's gain on the sale of the shares will be treated as ordinary income to the extent of the lesser of the excess of the fair market value of the shares at the time of exercise over the option price and the excess of the amount realized on the sale of stock over the option price. The Company will be allowed a deduction at the time of sale in the amount of ordinary income recognized by the optionee. The balance of any gain realized will be treated as long-term or short-term capital gain depending upon the length of time the shares were held by the optionee.

     Generally, the excess of the fair market value of an incentive stock option at the time of exercise (or, if the stock subject to the option is restricted within the meaning of Code Section 83, at such time as the shares become transferable or are not longer subject to a substantial risk of forfeiture) over the option price constitutes an item of tax preference for purposes of calculating "alternative minimum taxable income" and may result in imposition of the "alternative minimum tax" for the participant pursuant to Section 55 of the Code.

     Non-qualified options granted under the Plan are not intended to qualify for the favorable federal income tax treatment accorded to incentive stock options under the Plan. An optionee should not recognize any income for federal income tax purposes at the time of the grant of non-qualified options under the Plan. When non-qualified options are exercised, however, the excess of the fair market value of the shares of Common Stock acquired pursuant to such exercise, determined at the time of exercise, over the option price will constitute ordinary income to the optionee. Subject to applicable limitations, the Company is entitled to a corresponding income tax deduction equal to the amount of such ordinary income for the taxable year in which the optionee is required to recognize such income for federal income tax purposes.

Vote Required for Approval of the Plan

     The Company's Board of Directors has approved the Plan. However, the Plan will not be adopted unless the holders of at least a majority of the shares of Common Stock present or represented at the meeting and entitled to vote thereon vote "FOR" approval of the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PLAN.

PROPOSAL THREE - SELECTION OF AUDITORS

Ratification of Appointment of Independent Auditors

     Subject to ratification by the shareholders, the Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. Fees for the last annual audit were $110,000 and all other fees were $51,000, including audit related services of $6,600 and nonaudit services of $44,400. Audit related services generally include fees for pension and statutory audits, business acquisitions, accounting consultants, internal audit and SEC registration statements.

     The Board of Directors has selected and approved Ernst & Young LLP as the principal independent auditor to audit the financial statements of the Company for 2001, subject to ratification by the shareholders. It is expected that a representative of the firm of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR "FOR" SUCH RATIFICATION.

Stockholder Proposals for 2002 Proxy Statement

     Proposals by shareholders for inclusion in the Company's Proxy Statement and form of Proxy relating to the 2002 Annual Meeting of stockholders, which is scheduled to be held on May 23, 2002, should be addressed to the Secretary, Reliv' International, Inc., 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005, and must be received at such address no later than December 20, 2001. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and Proxy in accordance with applicable law. It is suggested that such proposal be forwarded by certified mail, return receipt requested.

Other Matters to Be Acted Upon at the Meeting

     The management of the Company knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                                                 BY ORDER OF THE
                                                 BOARD OF DIRECTORS
Dated:  April 19, 2001


                                                 -----------------------------
                                                 Stephen M. Merrick, Secretary

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER
                          OF RELIV' INTERNATIONAL, INC.

1. Organization

     There shall be a committee of the Board of Directors of Reliv' International, Inc. (the "Company") to be known as the Audit Committee. This charter (the "Charter") shall govern the operations of the Audit Committee. The Committee shall review and reassess the adequacy of this Charter at least annually, and shall submit any revisions to this Charter to the Board of Directors for their approval. The Audit Committee shall be composed of at least three (3) directors who are independent of the management of the Company. A director shall be deemed independent if he is free of any relationship that, in the opinion of the Board of Directors, would interfere with exercise of independent judgment as a Committee member. To ensure that an Audit Committee member satisfies the definition of "independent" according to Nasdaq's Marketplace Rules, an Audit Committee member may not:

     o have been employed by the Company or its affiliates in the current or past three years;
     o have accepted any compensation from the Company or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);
     o have an immediate family member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer;
     o have been a partner, controlling shareholder or an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company's securities) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or
     o have been employed as an executive of another entity where any of the Company's executives serve on that entity's Compensation Committee.

All Audit Committee members shall be able to read and understand fundamental financial statements, including but not limited to balance sheets, income statements and cash flow statements. At least one Audit Committee member shall have past employment experience in finance or accounting, a requisite professional certification in accounting, or other comparable experience or background which results in said director's sophistication in financial matters.

2. Statement of Policy

     The Audit Committee shall provide assistance to the Company's directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting and financial reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and counsel or other experts for this purpose.

3. Responsibilities and Processes

     The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all applicable requirements and are of the highest quality.

     In carrying out these responsibilities, the Audit Committee will:

     3.1  Provide  an open  avenue  of  communication  between  the  independent auditor, the internal auditor (as applicable), management and the Board of Directors. The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee.

     3.2 Meet at least four times per year or more frequently as circumstances require. The Audit Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

     3.3 Review and recommend to the Directors the independent auditors to be selected to audit the financial statements of the Company, and approve the compensation of the independent auditors. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditor to be proposed for shareholder approval in any proxy statement).

     3.4 Review and concur in the appointment, replacement, reassignment or dismissal of the internal auditor (as applicable).

     3.5 Confirm and assure the independence of the independent auditors. The Audit Committee has the responsibility for ensuring its receipt from the independent auditors of a formal written statement delineating all relationships between the independent auditors and the Company. The Audit Committee also has the responsibility for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and for taking, or recommending that the full Board take appropriate action to oversee the independence of the independent auditors.

     3.6 Meet with the independent auditors and internal auditors (as applicable) to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent or internal auditors.

     3.7 Review with the independent auditors and the internal auditors (as applicable) the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. The Audit Committee should also review with the independent and internal auditors (as applicable) the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

     3.8 Inquire of management, the internal auditors (as applicable), and the independent auditors about significant business risks or exposures and assess the steps management has taken to minimize such risk to the Company.

     3.9 Review with management, the independent auditors and the internal auditors (as applicable) the interim financial report prior to the filing of the quarterly report on Form 10-Q. The Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards. The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review.

     3.10 The Audit Committee shall review with management, the independent auditors and the internal auditors (as applicable) the financial statements to be included in the Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

     3.11 Review with the Board of Directors and the independent auditors at the completion of the annual examination:

          (a) The Company's annual financial statements and related footnotes;

          (b) The independent auditor's audit of the financial statements and his report thereon;

          (c) Any significant changes required in the independent auditor's audit plan;

          (d) Any serious difficulties or disputes with management encountered during the course of the audit; and

          (e) Other matters relating to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditor standards.

     3.12 Consider and review with management and the internal auditors (as applicable):

          (a) Significant findings during the year and management's responses thereto;

          (b) Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information;

          (c) Any changes required in the planned scope of their audit plan;

          (d)  The  internal   auditing   department  budget  and  staffing  (as
     applicable); and

          (e)  Internal  auditing's   compliance  with  appropriate   accounting
     standards (as applicable).

     3.13 Provide sufficient opportunity for the internal (as applicable) and independent auditors to meet with members of the Audit Committee with and without members of management present to discuss results of examinations. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditor personnel, and the cooperation that the independent auditors received during the course of the audit.

     3.14 Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators.

     3.15 Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

     3.16 Investigate any matter brought to its attention within the scope of its duties.

     3.17 Report  Committee  actions  to  the  Board  of  Directors  with   such
recommendations as the Audit Committee may deem appropriate.

     3.18 The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

Effective this 5th day of June, 2000, by order of this Company's Board of Directors.


                                               ---------------------------------
                                               Stephen M. Merrick, Secretary

                                   APPENDIX B



                           RELIV' INTERNATIONAL, INC.

                             2001 STOCK OPTION PLAN


1. PURPOSE OF THE PLAN

     The purposes of the Reliv' International, Inc. 2001 Stock Option Plan (the "Plan") are to enable the Company to attract and retain the services of officers and other key employees with managerial, professional or supervisory responsibilities, to retain able consultants and advisors and to motivate such persons to use their best efforts on behalf of the Company.

2. GENERAL PROVISIONS

     2.1 Definitions

     As used in the Plan:

     (a)  "Board of Directors" means the Board of Directors of the Company.

     (b) "Code" means the Internal Revenue Code of 1986, including any and all amendments thereto.

     (c) "Committee" means the committee appointed by the Board of Directors from time to time to administer the Plan pursuant to Section 2.2.

     (d)  "Common Stock" means the Company's Common Stock, no par value.

     (e) "Fair Market Value" means, with respect to a specific date, the value of the Common Stock as determined in good faith by the Committee on the basis of such quotations and other considerations as the Committee deems appropriate.

     (f) "Incentive Stock Option" means an option granted under the Plan which is intended to qualify as an incentive stock option under Section 422 of the Code.

     (g)  "NASDAQ" means the NASDAQ Stock Market.

     (h) "Non-Qualified Stock Option" means an option granted under the Plan which is not an Incentive Stock Option.

     (i) "Participant" means a person to whom a Stock Option has been granted under the Plan.

     (j) "Rule 16b-3" means Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended from time to time, or any successor rule.

     (k) "Stock Option" means an Incentive Stock Option or a Non-Qualified Stock Option granted under the Plan.

     (l) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Stock Option, each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the total voting power of all classes of stock in one of the other corporations in such chain.

     2.2 Administration of the Plan

     (a) The Plan shall be administered by the Board of Directors or a Committee appointed by the Board of Directors, which Committee shall at all times consist of two (2) or more persons, each of whom shall be a member of the Board of Directors. Each member of the Committee shall be a non-employee director (as such term is defined in Rule 16b-3). The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine.

     (b) The Committee shall have the full power, subject to and within the limits of the Plan, to: (i) interpret and administer the Plan and Stock Options granted under it; (ii) make and interpret rules and regulations for the administration of the Plan and to make changes in and revoke such rules and regulations (and in the exercise of this power, shall generally determine all questions of policy and expediency that may arise and may correct any defect, omission, or inconsistency in the Plan or any agreement evidencing the grant of any Stock Option in a manner and to the extent it shall deem necessary to make the Plan fully effective); (iii) determine those persons to whom Stock Options shall be granted and the number of Stock Options to be granted to any person; (iv) determine the terms of Stock Options granted under the Plan, consistent with the provision of the Plan; and
          (v)  generally,   exercise  such  powers  and  perform  such  acts  in
          connection with the Plan as are deemed necessary or expedient to promote the best interests of the Company. The interpretation and construction by the Committee of any provision of the Plan or of any Stock Option shall be final, binding and conclusive.

     (c) The Committee may act only by a majority of its members then in office; however, the Committee may authorize any one (1) or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

     (d) No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person's own fraud or bad faith.

     2.3 Effective Date

     The Plan shall become effective upon its adoption by the Board of Directors, and Stock Options may be granted upon such adoption and from time to time thereafter, subject, however, to approval of the Plan by affirmative vote of the holders of the shares of the Common Stock, within 12 months after the adoption of the Plan by the Board of Directors. If the Plan is not approved at such annual or special meeting or at any adjournments thereof, this Plan and all Stock Options previously granted thereunder shall become null and void.

     2.4 Duration

     If approved by the shareholders of the Company, as provided in Section 2.3, unless sooner terminated by the Board of Directors, the Plan shall remain in effect for a period of ten (10) years following its adoption by the Board of Directors.

     2.5 Shares Subject to the Plan

     The maximum number of shares of Common Stock which may be subject to Stock Options granted under the Plan shall be 1,000,000. The Stock Options shall be subject to adjustment in accordance with Section 4.1, as appropriate, and shares to be issued upon exercise of Stock Options may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock purchased or acquired by the Company for any purpose. If a Stock Option or portion thereof shall expire or is terminated, canceled or surrendered for any reason without being exercised in full, the unpurchased shares of Common Stock which were subject to such Stock Option or portion thereof shall be available for future grants of Stock Options under the Plan.

     2.6 Amendments

     The Plan may be suspended, terminated or reinstated, in whole or in part, at any time by the Board of Directors. The Board of Directors may from time to time make such amendments to the Plan as it may deem advisable, including, with respect to Incentive Stock Options, amendments deemed necessary or desirable to comply with Section 422 of the Code and any regulations issued thereunder; provided, however, that without the approval of the Company's shareholders no amendment shall be made which:

     (a) Increases the maximum number of shares of Common Stock which may be subject to Stock Options granted under the Plan (other than as provided in Section 4.1, as appropriate); or

     (b)  Extends the term of the Plan; or

     (c) Increases the period during which a Stock Option may be exercised beyond ten (10) years from the date of grant; or

     (d) Otherwise materially increases the benefits accruing to Participants under the Plan;


     (e)  Materially   modifies  the   requirements   as  to   eligibility   for
          participation in the Plan; or

     (f) Will cause Stock options granted under the Plan to fail to meet the requirements of Rule 16b-3.

Except as otherwise provided herein, termination or amendment of the Plan shall not, without the consent of a Participant, affect such Participant's rights under any Stock Options previously granted to such Participant.

     2.7 Participants and Grants

     Stock Options may be granted by the Committee to (i) officers and other salaried employees of the Company and its Subsidiaries with managerial, professional or supervisory responsibilities and (ii) consultants and advisors who render bona fide services to the Company and its Subsidiaries, in each case, where the Committee determines that such officer, employee, consultant or advisor has the capacity to make a substantial contribution to the success of the Company. The Committee may grant Stock Options to purchase such number of shares of Common Stock (subject to the limitations of Sections 2.5, 3.6 and 3.9) as the Committee may, in its sole discretion, determine. In granting Stock Options under the Plan, the Committee, on an individual basis, may vary the number of Incentive Stock Options or Non-Qualified Stock Options as between Participants and may grant Incentive Stock Options and/or Non-Qualified Stock Options to a Participant in such amounts as the Committee may determine in its sole discretion.

3. STOCK OPTIONS

     3.1 General

     All Stock Options granted under the Plan shall be evidenced by written agreements executed by the Company and the Participant to whom granted, which agreement shall state the number of shares of Common Stock which may be purchased upon the exercise thereof and shall contain such investment representations and other terms and conditions as the Committee may from time to time determine, or, in the case of Incentive Stock Options, as may be required by Section 422 of the Code, or any other applicable law.

     3.2 Price

     Subject to the provisions of Section 3.6(d) and 4.1, the purchase price per share of Common Stock subject to a Stock Option shall, in no case, be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Stock Option is granted.

     3.3 Period

     The duration or term of each Stock Option granted under the Plan shall be for such period as the Committee shall determine but in no event more than ten
(10) years from the date of grant thereof.

     3.4 Exercise

     Subject to Section 4.4, Stock Options may be exercisable immediately upon granting of the Stock Option or at such other time or times as the Committee shall specify when granting the Stock Option. Once exercisable, a Stock Option shall be exercisable, in whole or in part, by delivery of a written notice of exercise to the Secretary of the Company at the principal office of the Company specifying the number of shares of Common Stock as to which the Stock Option is then being exercised together with payment of the full purchase price for the shares being purchased upon such exercise. Until the shares of Common Stock as to which a Stock Option is exercised are issued, the Participant shall have none of the rights of a shareholder of the Company with respect to such shares.

     3.5 Payment

     The purchase price for shares of Common Stock as to which a Stock Option has been exercised and any amount required to be withheld, as contemplated by
Section 4.3, may be paid:

     (a) In United States dollars in cash, or by check, bank draft or money order payable in United States dollars to the order of the Company; or

     (b) By the delivery by the Participant to the Company of whole shares of Common Stock having an aggregate Fair Market Value on the date of payment equal to the aggregate of the purchase price of Common Stock as to which the Stock Option is then being exercised or by the withholding of whole shares of Common Stock having such Fair Market Value upon the exercise of such Stock Option; or

     (c)  By a combination of both (a) and (b) above.

The Committee may, in its discretion, impose limitations, conditions and prohibitions on the use by a Participant of shares of Common Stock to pay the purchase price payable by such Participant upon the exercise of a Stock Option.

     3.6 Special Rules for Incentive Stock Options

     Notwithstanding any other provision of the Plan, the following provisions shall apply to Incentive Stock Options granted under the Plan:

     (a) Incentive Stock Options shall only be granted to Participants who are employees of the Company or its Subsidiaries.

     (b) To the extent that the aggregate Fair Market Value of Common Stock, with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under this Plan and any other Plan of the Company or a Subsidiary exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.

     (c) Any Participant who disposes of shares of Common Stock acquired upon the exercise of an Incentive Stock Option by sale or exchange either within two (2) years after the date of the grant of the Incentive Stock Option under which the shares were acquired or within one (1) year of the acquisition of such shares, shall promptly notify the Secretary of the Company at the principal office of the Company of such disposition, the amount realized, the purchase price per share paid upon the exercise and the date of disposition.

     (d) No Incentive Stock Option shall be granted to a Participant who, at the time of the grant, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock either of the Company or any parent or Subsidiary of the Company, unless the purchase price of the shares of Common Stock purchasable upon exercise of such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value (at the time the Incentive Stock Option is granted) of the Common Stock and the Incentive Stock Option is not exercisable more than five (5) years from the date it is granted.

     3.7 Termination of Employment or Relationship with Company

     (a) In the event a Participant's employment by, or relationship with, the Company shall terminate for any reason other than those reasons specified in Sections 3.7(b), (c), (d) or (e) hereof while such Participant holds Stock Options granted under the Plan, then all rights of any kind under any outstanding Option held by such Participant which shall not have previously lapsed or terminated shall expire immediately.

     (b) If a Participant's employment by, or relationship with, the Company or its Subsidiaries shall terminate as a result of such Participant's total disability, each Stock Option held by such Participant (which has not previously lapsed or terminated) shall be exercisable by such Participant for a period of six months after termination but only to the extent the Option is otherwise exercisable during that period. Notwithstanding the foregoing, the Committee may in the event of such disability accelerate the date after which a Stock Option is exercisable, in whole or in part, which change shall be in the Committee's sole discretion and be final, binding and conclusive. For purposes of this paragraph, "total disability" shall mean permanent mental or physical disability as determined by the Committee.

     (c) In the event of the death of a Participant, each Stock Option held by such Participant (which has not previously lapsed or terminated) shall be exercisable by the executor or administrator of the Participant's estate or by the person or persons to whom the deceased Participant's rights thereunder shall have passed by will or by the laws of descent or distribution, for a period of six (6) months after such Participant's death but only to the extent the Option is otherwise exercisable during that period. Notwithstanding the foregoing, the Committee may in the event of such death accelerate the date after which a Stock Option is exercisable, in whole or in part, which change shall be in the Committee's sole discretion and be final, binding and conclusive.

     (d) If a Participant's employment by the Company shall terminate by reason of such Participant's retirement in accordance with Company policies, each Stock Option held by such Participant at the date of termination (which has not previously lapsed or terminated) shall be exercisable for a period of three (3) months after termination, but only to the extent the Option is otherwise exercisable during that period.

     (e) In the event the Company terminates the employment of a Participant who at the time of such termination was an officer of the Company and had been continuously employed by the Company during the two (2) year period immediately preceding such termination, for any reason except "good cause" (hereafter defined) and except upon such Participant's death, total disability or retirement in accordance with Company policies, each Stock Option held by such Participant (which has not previously lapsed or terminated and which has been held by such Participant for more than six (6) months prior to such termination) shall be exercisable for a period of three (3) months after such termination, but only to the extent the Option is otherwise exercisable during that period. A termination for "good cause" shall be deemed to have occurred only if the Participant in question (i) is terminated by written notice for dishonesty, because of his conviction of a felony, or because of his violation of any material provision of any employment or other agreement with the Company or any of its Subsidiaries, or (ii) shall voluntarily resign or terminate his employment with the Company or any of its
          Subsidiaries under or followed by such circumstances as would constitute a breach of any material provision of any employment or other agreement between him and the Company or any of its Subsidiaries, or (iii) shall have committed an act of dishonesty not discovered by the Company or any of its Subsidiaries prior to the cessation of his employment with the Company or any of its Subsidiaries, but which would have resulted in his discharge if discovered prior to such date, or (iv) shall, either before or after cessation of his employment with the Company or any of its Subsidiaries, without the written consent of the Company or any of its Subsidiaries, use (except for the benefit of the Company or any of its Subsidiaries) or disclose to any other person any confidential information relating to the business or any trade secrets of the Company or any of its Subsidiaries obtained as a result of or in connection with such employment.

     3.8 Effect of Leaves of Absence

     It shall not be considered a termination of employment when a Participant is on military or sick leave or such other type leave of absence which is considered as continuing intact the employment relationship of the Participant with the Company or any of its Subsidiaries. In case of such leave of absence, the employment relationship shall be deemed to have continued until the later of
(i) the date when such leave shall have lasted ninety (90) days in duration,  or
(ii) the date as of which the Participant's right to employment shall have no longer been guaranteed either by statute or contract.

     3.9 Limitation on Number of Options Granted to Employees

     The maximum number of shares for which options may be granted to an employee of the Company during any calender year shall not exceed 100,000.

4. MISCELLANEOUS PROVISIONS

     4.1 Adjustments Upon Changes in Capitalization

     (a) In the event of changes to the outstanding shares of Common Stock of the Company through reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, stock consolidation or otherwise, or in the event of a sale of all or substantially all of the assets of the Company, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Stock Options may be granted. A corresponding adjustment changing the number or kind of shares and/or the purchase price per share of unexercised Stock Options or portions thereof which shall have been granted prior to any such change shall likewise be made.

     (b) Notwithstanding the foregoing, in the case of a reorganization, merger or consolidation, or sale of all or substantially all of the assets of the Company, in lieu of adjustments as aforesaid, the Committee may in its discretion accelerate the date after which a Stock Option may or may not be exercised or the stated expiration date thereof. Adjustments or changes under this Section shall be made by the Committee, whose determination as to what adjustments or changes shall be made, and the extent thereof, shall be final, binding and conclusive.

     4.2 Non-Transferability

     No Stock Option shall be transferable except by will or the laws of descent and distribution, nor shall any Stock Option be exercisable during the Participant's lifetime by any person other than the Participant or his guardian or legal representative.

     4.3 Withholding

     The Company's obligations under this Plan shall be subject to applicable federal, state and local tax withholding requirements. Federal, state and local withholding tax due at the time of a grant or upon the exercise of any Stock Option may, in the discretion of the Committee, be paid in shares of Common Stock already owned by the Participant or through the withholding of shares otherwise issuable to such Participant, upon such terms and conditions as the Committee shall determine. If the Participant shall fail to pay, or make arrangements satisfactory to the Committee for the payment, to the Company of all such federal, state and local taxes required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Participant an amount equal to any federal, state or local taxes of any kind required to be withheld by the Company.

     4.4 Compliance with Law and Approval of Regulatory Bodies

     No Stock Option shall be exercisable and no shares will be delivered under the Plan except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with all federal and state securities laws and withholding tax requirements and with the rules of NASDAQ and of all other domestic stock exchanges on which the Common Stock may be listed. Any share certificate issued to evidence shares for which a Stock Option is exercised may bear legends and statements the Committee shall deem advisable to assure compliance with federal and state laws and regulations. No Stock Option shall be exercisable and no shares will be delivered under the Plan, until the Company has obtained consent or approval from regulatory bodies, federal or state, having jurisdiction over such matters as the Committee may deem advisable. In the case of the exercise of a Stock Option by a person or estate acquiring the right to exercise the Stock Option as a result of the death of the Participant, the Committee may require reasonable evidence as to the ownership of the Stock Option and may require consents and releases of taxing authorities that it may deem advisable.

     4.5 No Right to Employment

     Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, nor the granting of any Stock Options hereunder, shall confer upon any Participant under the Plan any right to continue in the employ of the Company or any Subsidiary, or shall in any way affect the right and power of the Company or any Subsidiary to terminate the employment of any Participant at any time with or without assigning a reason therefore, to the same extent as might have been done if the Plan had not been adopted.

     4.6 Exclusion from Pension Computations

     By acceptance of a grant of a Stock Option under the Plan, the recipient shall be deemed to agree that any income realized upon the receipt or exercise thereof or upon the disposition of the shares received upon exercise will not be taken into account as "base remuneration", "wages", "salary" or "compensation" in determining the amount of any contribution to or payment or any other benefit under any pension, retirement, incentive, profit-sharing or deferred compensation plan of the Company or any Subsidiary.

     4.7 Abandonment of Options

     A Participant may at any time abandon a Stock Option prior to its expiration date. The abandonment shall be evidenced in writing, in such form as the Committee may from time to time prescribe. A Participant shall have no further rights with respect to any Stock Option so abandoned.

     4.8 Severability

     If any of the terms or provisions of the Plan conflict with the requirements of Rule 16b-3, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3.

     4.9 Interpretation of the Plan

     Headings are given to the Sections of the Plan solely as a convenience to facilitate reference, such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of the Plan or any provision hereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural and vice versa.

     4.10 Use of Proceeds

     Funds received by the Company upon the exercise of Stock Options shall be used for the general corporate purposes of the Company.

     4.11 Construction of Plan

     The place of administration of the Plan shall be in the State of Illinois, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Illinois.


      BOARD OF DIRECTORS APPROVAL             March 22, 2001


      SHAREHOLDER APPROVAL
                                              ------------------